EXHIBIT 10.38

OFFICIAL COPY OF REGISTER ENTRIES

This official copy shows the entries subsisting on the register on 5 January 2006 at 13:59:47. This date must be quoted as the ‘search from date’ in any official search application based on this copy.

Under s.67 of the Land Registration Act 2002, this copy is admissible in evidence to the same extent as the original.

Issued on 5 January 2006.

This title is dealt with by Land Registry Gloucester Office.

Land Registry

Title Number: GR288900

Edition Date: 5 January 2006

A: Property Register

This register describes the land and estate comprised in the title. Except as mentioned below, the title includes any legal easements granted by the registered lease but is subject to any rights that it reserves, so far as those easements and rights exist and benefit or affect the registered land.

GLOUCESTERSHIRE: GLOUCESTER

1.	(05.01.2006) The Leasehold land shown edged with red on the plan of the above Title filed at the Registry and being Units 4 and 5, Eastbrook Road, Gloucester (GL4 3DB).

2.	(05.01.2006) Short particulars of the lease(s) (or under-lease(s)) under which the land is held:

Date	:	29 November 2005
Term	:	10 years from 1 March 2007
Parties	:	(1) Lordbay Investments Limited
(2) Darchem Engineering Limited
(3) Darchem Holdings Limited

3.	(05.01.2006) There are excepted from the effect of registration all estates, rights, interests, powers and remedies arising upon, or by reason of, any dealing made in breach of the prohibition or restriction against dealings therewith inter vivos contained in the Lease.

4.	(05.01.2006) There are excluded from this registration the mines and minerals and the ancillary rights excepted and reserved by a Deed dated 29 April 1937 made between (1) The Ecclesiastical Commissioners for England (Commissioners) and (2) Gloucester Corporation (Purchasers) supplemental to a Conveyance of the freehold estate in the land in this title and other land dated 15 August 1932 made between (1) The Right Reverend Father in God Arthur Cayley Lord Bishop of Gloucester (2) The Ecclesiastical Commissioners for England and (3) Gloucester Corporation in the following terms:-

Except and reserved unto the Commissioners their successors and assigns all mines quarries and minerals whatsoever whether opened or unopened within and under the Scheduled lands and hereditaments or any of them and lying below a depth of 200 feet together with full powers for the

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Title Number : GR288900

A: Property Register continued

Commissioners their successors and assigns and their lessees and agents and all persons authorised by them or any of them with workmen and others from time to time and at all times thereafter by means of underground workings or operations only to win work get and carry away the said mines quarries and minerals and any mines quarries and minerals in upon or under any adjacent or other lands and with full powers for those purposes to withdraw vertical and lateral support from the surface of the Scheduled lands and hereditaments and from any buildings or works then erected or thereafter to be erected thereon notwithstanding any subsidence or other injury or damage that may thereby be or occasioned to the scheduled lands and hereditaments or any buildings or works as aforesaid or any other injury or damage or loss whatsoever arising whether directly or indirectly from any such workings or operations as aforesaid which might be sustained by the Purchasers or their successors in title so nevertheless that the person or persons actually working under or by virtue of any of the powers aforesaid should pay to the Purchaser or other the owner or occupier for the time being of the scheduled lands and hereditaments reasonable compensation for or in respect of any injury or damage to be thereby occasioned to any buildings or works then erected on the scheduled lands and hereditaments such compensation to be fixed if the parties cannot agree by an Arbitrator to be agreed upon between them or in case of their not being able to agree upon such Arbitrator then by two disinterested persons as Arbitrators one to be chosen by each party or their umpire and any such arbitrator should so far as applicable be governed by the provisions of the Arbitration Acts 1889 to 1934 or any statutory modification thereof.

5.	(05.01.2006) The lessor’s title is registered.

B: Proprietorship Register

This register specifies the class of title and identifies the owner. It contains any entries that affect the right of disposal.

Title Absolute

1.	(05.01.2006) PROPRIETOR: DARCHEM ENGINEERING LIMITED (Co. Regn. No. 144767) of P.O. Box 31, 42 St. Andrews Square, Edinburgh EH2 2YE.

C: Charges Register

This register contains any charges and other matters that affect the land.

1.	(05.01.2006) A Conveyance of the freehold estate in the land tinted blue on the title plan dated 9 November 1962 made between (1) Gloucester Corporation (Vendors) and (2) Molyneux Engineering Company Limited (Company) contains covenants details of which are set out in the schedule of restrictive covenants hereto.

2.	(05.01.2006) The land tinted blue on the title plan is subject to the following rights reserved by the Conveyance dated 9 November 1962 referred to above:-

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Title Number : GR288900

C: Charges Register continued

“EXCEPT AND RESERVING unto the vendors their agents and servants the right at all reasonable times to enter upon the land hereby conveyed if they shall require for the purpose of (a) inspecting dredging clearing or carrying out any other operation in or to the aforesaid Wotton Brook which Brook constitutes an open storm water sewer (b) repairing maintaining renewing altering or enlarging the foul sewer passing through the said piece or parcel or land hereby conveyed as shown marked with a broken black line on the Plan aforesaid the Vendors in such event carrying out any necessary work with all due speed and causing the minimum amount of disturbance to the Company and doing no unnecessary damage and forthwith restoring the surface of any land disturbed and making good any damage thereto or to anything standing thereon caused by or in consequence of the exercise of such right.”

NOTE:-Copy plan filed under GR73474.

3.	(05.01.2006) A Conveyance of the freehold estate in the land tinted pink on the title plan dated 1 November 1963 made between (1) Gloucester Corporation (Corporation) and (2) Co-operative Wholesale Society Limited (Purchaser) contains covenants details of which are set out in the schedule of restrictive covenants hereto.

By a Deed dated 16 February 1971 made between (1) Gloucester Corporation (Corporation) and (2) Co-operative Wholesale Society Limited (Society) the covenant contained in Clause (e) of the First Schedule to the said Conveyance was expressed to be released. Details of the terms of the release are set out in the schedule of restrictive covenants hereto.

4.	(05.01.2006) An Agreement dated 8 April 1982 made between (1) The Council of the City of Gloucester and (2) Molyneux Rail Clips Limited relates to the erection of buildings over a public sewer and matters ancillary thereto.

NOTE:- Copy filed under GR34794.

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Schedule of Restrictive Covenants

1.	The following are details of the covenants contained in the Conveyance dated 1 November 1963 referred to in the Charges Register:-

“The Purchaser hereby covenants with the Corporation for the benefit of the Corporation’s said Eastbrook Road Industrial Estate that it the Purchaser and its successors in title will observe and perform the stipulations and conditions contained in the First Schedule hereto

THE FIRST SCHEDULE before referred to

(a) Within a period of six months from the date hereof to make application if necessary for a Board of Trade Certificate pursuant to the Town and Country Planning Acts and in the event of such certificate not being obtained when required to inform the Corporation accordingly and at the request in writing of the Corporation to reconvey the said piece or parcel of land to the Corporation for the consideration herein mentioned each party hereto in that event bearing its own legal and other costs

(b) To carry out building operations only in accordance with the deposited plans pursuant to which planning and by-laws permission shall have been granted and to use as a means of access to and egress from the

Continued overleaf

Title Number : GR288900

Schedule of Restrictive Covenants continued

said piece of land only the access road shown on the said plan annexed hereto and known as Eastbrook Road

(c) At all times to park vehicles only within the boundaries of the site hereby conveyed and not to obstruct with vehicles or otherwise the passage of vehicular and other traffic along Eastbrook Road aforesaid

(d) Within a period of one year from the date hereof and subject to sub-clauses (a) and (b) and (c) hereof to commence and within a period of two years from the date hereof to complete the construction upon the said piece or parcel of land of industrial premises in accordance with planning and bye-laws permission and in the event of the said premises not having been completed within such period at the request in writing of the Corporation to reconvey the said piece or parcel of land to the Corporation for the consideration herein mentioned with an additional payment to be made for any uncompleted premises erected thereon at that date at a price to be agreed between the Purchaser and the Corporation or failing agreement at a price representing the then current open market value to be fixed by the District Valuer each party hereto in that event bearing its own legal and other costs

(e) That if after the expiry of the period provided for the completion of the premises referred to in sub-clause (d) hereof the Purchaser shall within the period of ten years from the date hereof desire to sell the said piece or parcel of land or lease the same for a period exceeding twenty-one years the Purchaser shall first make an offer in writing to sell the said piece or parcel of land together with any buildings then standing thereon to the Corporation at a price to be agreed between the Purchaser and the Corporation or failing agreement at a price representing the been current open market value to be fixed by the District valuer and that such offer shall remain open for the period of four months from the date thereof

(f) Not to work any minerals lying under the surface of the said piece or parcel of land

(g) Not to cause or permit any noxious or offensive effluvia ash soot or grit to be emitted from any furnace or fireplace on the said piece or parcel of land and for that purpose to use the best practicable means and to the reasonable satisfaction of the Corporation for preventing or counteracting such effluvia ash soot or grit and to erect any chimney in connection with any furnace or fireplace to the satisfaction in all respects of the Corporation

(h) That every furnace or fireplace used for industrial purposes shall be of a type to be approved in writing by the corporation and shall be so constructed as to consume as far as possible the smoke arising from the combustibles used therein

(i) To obtain before the erection of such furnace or fireplace the written approval of the Corporation to the plans and specifications which shall contain a statement indicating the type of installation the method of firing and kind of fuel to be used the arrangement for providing adequate draught and any other provisions made for securing as far as possible the complete combustion of the fuel

(j) Not to erect any furnace or fireplace unit the same has received the written approval of the Corporation nor to use the same in any manner other than that provided by the said plans

(k) Forthwith to erect and thereafter maintain a suitable fence to the satisfaction of the city Architect for the time being of the Corporation

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Title Number : GR288900

Schedule of Restrictive Covenants continued

along the whole of the south eastern boundary and such part of the north western boundary as is not used for access and egress.”

2.	The following are details of the terms of the Release contained in the Deed dated 16 February 1971 referred to in the Charges Register:-

“The Corporation hereby releases to the Society the right of pre-emotion contained in the Conveyance and hereby discharges the Society from all obligations arising by virtue of Clause (e) of the First Schedule to the Conveyance

IT IS HEREBY AGREED AND DECLARED that all other the covenants conditions and provisions contained in the Conveyance (so far as the same are subsisting and enforceable at the date of this Deed) shall continue to have full force and effect.”

END OF REGISTER

NOTE: The date at the beginning of an entry is the date on which the entry was made in the Register.

TITLE NUMBER

GR288900

GLOUCESTERSHIRE : GLOUCESTER

N

ORDNANCE SURVEY MAP REFERENCE:	SO8517NW	SCALE 1:1250

©CROWN COPYRIGHT. Produced by HMLR. Further reproduction in whole or in part is prohibited without the prior written permission of Ordnance Survey. Licence Number GD 272728.

DURHAM ROAD
YORK ROAD
EASTBROOK ROAD
Adult Training Centre

This title plan shows the general position of the boundaries: it does not show the exact line of the boundaries. Measurements scaled from this plan may not match measurements between the same points on the ground. For more information see Land Registry Public Guide 7 - *Title Plans*.

This official copy shows the state of the title plan on **5 January 2006** at **13:59:47**. It may be subject to distortions in scale.

Issued on 5 January 2006.

This title is dealt with by the **Gloucester District Land Registry.**

H.M. LAND REGISTRY LB 01/2006

4-5 Eastbrook Road-LSE

DATED 29th November 2005

LORDAY INVESTMENTS LIMITED

-and-

DARCHEM ENGINEERING LIMITED

-and-

DARCHEM HOLDINGS LIMITED

LEASE

of

Units 4 and 5

Eastbrook Road

Gloucester

PARTICULARS

DATE	:	29th November 2005

LANDLORD	:	LORDBAY INVESTMENTS LIMITED (Co. Regn No. 3523532)

Registered Office	:	Victoria House, 64 Paul Street, London, EC2A 4TT

TENANT	:	DARCHEM ENGINEERING LIMITED (Co Regn No. 144767)

Registered Office	:	PO Box 31, 42 St Andrews Square, Edinburgh, EH2 2YE

GUARANTOR	:	DARCHEM HOLDINGS LIMITED (Co Regn No. 3966333)

Registered Office	:	Ironmasters Way, Stillington, Stockton-on-Tees, TF21 1LB

TERM GRANTED	:	10 years commencing on 1 March 2007

RENT	:	TWO HUNDRED AND THIRTY ONE THOUSAND ONE HUNDRED AND FIFTY SIX POUNDS (£231,156) per annum subject to review

RENT COMMENCEMENT DATE	:	1 March 2007

RENT REVIEW DATES	:	1 March 2012

INTEREST RATE	:	4% over the Barclays Bank Plc Base Rate

PERMITTED USE	:	Use Class B1 of the Town and Country Planning (Use Classes) Order 1987

2

LEASE

THE LAND REGISTRY

LAND REGISTRATION ACT 2002

County and District/

London Borough	Gloucestershire Gloucester

Title Numbers	GR73474 and GR34794

Property	Units 4 and 5 Eastbrook Road

DATE	29th November 2005

PARTIES

(1)	LORDBAY INVESTMENTS LIMITED (incorporated and registered in England and Wales under company number 3523532) the registered office of which is at Victoria House 64 Paul Street London EC2A 4TT (the Landlord);

(2)	DARCHEM ENGINEERING LIMITED (incorporated and registered in England and Wales under company number 144767), the registered office of which is at PO Box 31, 42 St Andrews Square Edinburgh EH2 2YE (the Tenant); and

(3)	DARCHEM HOLDINGS LIMITED (incorporated and registered in Scotland under company number 3966333), the registered office of which is at Ironmasters Way Stillington Stockton on Tees TF21 1LB (the Guarantor).

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS

In this Lease the following definitions apply:

Base Rate	the base rate from time to time of Barclays Bank plc or if that rate is no longer published then the rate of interest which the Landlord reasonably considers to be most closely comparable to minimum lending rates generally applicable in the UK from time to time;

Excluded Risks	any risk against which the Landlord does not insure because insurance cover for that risk is either not ordinarily available in the London insurance market, or is available there only at a premium or subject to conditions which in the Landlords reasonable opinion are unacceptable;

Group	a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954;

Guarantor	the third named party to this deed, and/or any person who has entered into a guarantee or an authorised guarantee agreement pursuant to this Lease and their respective successors in title;

Insurance Rent	the cost to the Landlord (before any commission) of insuring;

1.      the Premises against the Insured Risks for their full reinstatement cost, including the costs of demolition and site clearance, temporary works compliance with local authority requirements in connection with any works of repair or reinstatement, architects’, surveyors’ and other professional fees and other incidental expenses and in each case with due allowance for inflation and VAT;

2. against loss of the Rent (having regard to the provisions for the review of the Rent) for a period of three years; and

3.      against public liability of the Landlord in correction with any matter relating to the Premises or the occupation or use of the Premises by the Tenant or anyone at the Premises with the express or implied authority of the Tenant;

Insured Risks

1.      fire, explosion, lightning and earthquake;

2.      flood, storm, bursting or overflowing of water tanks, pipes, or other water or heating apparatus;

3.      impact aircraft (other than hostile aircraft) and things dropped from such aircraft;

4. riot civil commotion and malicious damage; and

5. such other risks as the Landlord may from time to time insure against,

but to the extent that any risk is for the time being an Excluded Risk, it will not to that extent and for that time be an Insured Risk;

Interest Rate	4% over the Base Rate;

Landlord	the first named party to this deed and its successors in title and persons entitled to the reversion immediately expectant on the termination of this Lease;

Landlord’s surveyor	a chartered surveyor appointed by the Landlord, who may be an individual, or a firm or company of chartered surveyors, or an employee of the Landlord or a company which is in the same Group as the Landlord;

this Lease	this deed as varied or supplemented by any Supplemental Document;

New Roof Cover	the new over-roofing cover laid over the Old Roof

Old Roof	the existing roof structure and its coverings as at 2 August 2002

Permitted Use	A use within Use Class B1 of the Town and Country (Use Classes) Order 1987 (as at the date that Order first came into force);

Plan	the plan annexed to this deed;

Planning Acts	the Town and Country Planning Act 1990 the Planning (Listed Building and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning and Compensation Act 1991;

Premises	Units 4 and 5 Eastbrook Road Gloucester as shown for identification only edged red on the Plan and including:

1. all Landlords fixtures from time to time at those premises but if those fixtures are Service Media, then only if they fail within paragraph 2 below;

2. Service Media within and from time to time exclusively serving those premises and which are owned by the Landlord; but excluding;

3. any Service Media within such premises but which do not serve such premises exclusively, or which are not owned by the Landlord;

Quarter Days	25 March, 24 June, 29 September and 25 December in each year;

Rent	TWO HUNDRED AND THIRTY ONE THOUSAND ONE HUNDRED AND FIFTY SIX POUNDS (£231,156) per annum as reviewed under this Lease;

Rent Commencement Date	1 March 2007;

Review Date	1 March 2012;

Service Media	conduits and equipment used for the reception, generation, passage and/or storage of Utilities; Supplemental Document any deed, agreement, licence, memorandum or other document which is supplemental to this deed;

Surveyor	an independent chartered surveyor appointed jointly by the Landlord and the Tenant or, if they do not agree on the identity of such surveyor, by the President of the Royal Institution of Chartered Surveyors (or any other officer authorised to carry out that function) on the application of either the Landlord or the Tenant in accordance with this Lease;

Tenant	the second named party to this deed and its successors in title;

Term	10 years commencing on 1 March 2007

Utilities	electricity, gas, water, foul water and surface drainage, heating, ventilation and air conditioning, smoke and fumes, signals, telecommunications, satellite and data communications and all other utilities;

VAT	value added tax payable by virtue of the Value Added Tax Act 1994;

Working Day	any day (other than Saturday) on which banks are usually open for business in England and Wales.

2.	INTERPRETATION

2.1	In this Lease:

2.1.1	the table of contents and clause headings are for reference only and do not affect its construction;

2.1.2	the words include and including are deemed to be followed by the words without limitation;

2.1.3	general words introduced by the word other do not have a restrictive meaning by reason of being preceded by words indicating a particular class of acts, things or matters; and

2.1.4	obligations owed by or to more than one person are owed by or to them jointly and severally.

2.2	In this Lease, unless otherwise specified:

2.2.1	a reference to legislation is a reference to all legislation having effect in the United Kingdom at any time during the Term, including directives, decisions and regulations of the Council or Commission of the European Union, Acts of Parliament, orders, regulations, consents, licenses, notices and bye laws made or granted under any Act of Parliament or directive, decision or regulation of the Council or Commission of the European Union or made or granted by a local authority or by a court of competent jurisdiction and any approved Codes of Practice issued by a statutory body;

2.2.2	a reference to particular legislation is a reference to that legislation as amended, consolidated or re-enacted from time to time;

2.2.3	a reference to a person includes an individual, corporation, company, firm, partnership or government body or agency whether or not legally capable of holding land; and

2.2.4	a reference to a clause is a reference to a clause or sub-clause of this Lease.

2.3	In this Lease:

2.3.1	an obligation of the Tenant not to do something includes an obligation not knowingly to cause or allow that thing to be done;

2.3.2	a reference to any act or to any act or omission of the Tenant includes any act or any act or omission of any other person at the Premises with the Tenants express or implied authority;

2.3.3	the rights of the Landlord under any clause are without prejudice to the rights of the Landlord under any other clause or Supplemental Document or other instrument entered into in connection with this Lease;

2.3.4	the obligations of or restrictions on the Tenant or a Guarantor under any clause, Supplemental Document or other instrument entered into in connection with this Lease, are without prejudice to the obligations of or restrictions on the Tenant or Guarantor, or to the rights of the Landlord under any other clause Supplemental Document or other instrument entered into in connection with this Lease;

2.3.5	a reference to the consent or approval of the Landlord means the prior consent in writing of the Landlord, signed by or on behalf of the Landlord;

2.3.6	where a matter in this Lease is subject to the consent or approval of the Landlord, it is also, where required subject to the written consent of any superior landlord or mortgagee of the Landlord;

2.3.7	references to any adjoining property of the Landlord include any property adjoining or near the Premises owned, leased or occupied by the Landlord from time to time;

2.3.8	references to the end of the Term are to the end of the Term whether before or at the end of the term of years granted by this Lease;

2.3.9	references to a fair proportion of any sum are to the whole or a proportion of that sum which is fair and reasonable in the circumstances as determined by the Landlord’s Surveyor, whose decision shall be final and binding;

2.3.10	the perpetuity period is eighty years from the date of this deed;

2.3.11	where a sum is expressed to be payable on demand it will become payable, unless otherwise specified, 5 Working Days after the demand has been made; and

2.3.12	unless otherwise specified, references to the Premises include any part of the Premises.

3.	GRANT AND TERM

At the request of the Guarantor and in consideration of the sum of ONE HUNDRED AND FIFTEEN THOUSAND FIVE HUNDRED AND SEVENTY EIGHT POUNDS (£115,578) now paid by the Landlord to the Tenant (receipt of which sum the Tenant hereby acknowledges) the Landlord leases the Premises to the Tenant for the Term, the Tenant paying the following sums which are reserved as rent; the Rent, the Insurance Rent and any VAT payable on those sums and any interest due under this Lease.

4.	RIGHTS

Section 62 of the Law of Properly Act 1925 will not apply to this Lease.

5.	RIGHTS RESERVED AND REGRANTED

5.1	The following rights are reserved from this Lease and regranted to the Landlord by the Tenant:

5.1.1	the right to build, or carry out works, on any adjoining or nearby property, even if such building or works lessen the access of light or air to the Premises or cause any nuisance. damage or inconvenience to the Tenant or other occupier of the Premises, provided that it does not materially affect the Tenant’s or other permitted occupier’s use of the Premises for the Permitted Use;

5.1.2	the right to:

(a)	inspect, connect into, repair and replace any Service Media on, under or over the Premises, but which do not form part of the Premises;

(b)	construct Service Media within the perpetuity period on over or under the Premises;

(c)	connect into and use any Service Media which within that time form part of the Premises; and

(d)	cut into any walls or other parts of the Premises for these purposes;

5.1.3	the right to build into any of the boundary walls, foundations or roofs of the Premises;

5.1.4	the right to attach scaffolding to or place it on the Premises and the right to operate cranes oversailing the Premises in the exercise of any of the rights excepted and reserved by this clause 5.1;

5.1.5	the right of support and protection from the Premises for any buildings standing on adjoining property at the date of this deed or constructed there during the perpetuity period;

5.1.6	the right to attach a sign to the exterior of the Premises advertising that the Landlord’s interest (or any superior interest) is for sale provided that such sign does not materially restrict the access of light or air to the Premises; and

5.1.7	the right to enter the Premises:

(a)	to exercise any other right reserved and regranted to the Landlord by this Lease;

(b)	to view the state and condition of the Premises to measure and undertake surveys of the Premises and to prepare schedules of condition or of dilapidations at the Premises;

(c)	to determine whether the Tenant is complying with its obligations in this Lease and to remedy any breach of those obligations;

(d)	to show prospective purchasers of any interest in the Landlords reversion or, in the last six months of the Term, to show prospective tenants over the Premises;

(e)	in connection with any requirements of the insurers of the Premises;

(f)	to comply with a superior lease or mortgage; and

(g)	for any other reasonable purpose connected with this Lease or with the Landlords interest in the Premises or any adjoining property of the Landlord.

5.2	The rights reserved and regranted by this Lease are reserved and regranted to the Landlord and any superior landlord or mortgagee and may be exercised by anyone authorised by the Landlord or a superior landlord.

5.3	The person exercising any right of entry reserved and regranted by this Lease shall make good any damage caused to the Premises (subject to clause 5.4) but shall not be under any obligation to make any other compensation to the Tenant or other occupier of the Premises.

5.4	The Tenant shall allow any person who has a right to enter the Premises to enter the Premises at all reasonable times, during usual business hours provided that reasonable notice has been given, in writing. In cases of emergency no notice need be given and the Landlord or another person on behalf of the Landlord may break into the Premises if entry cannot be effected in any other way.

6.	THIRD PARTY RIGHTS OVER THE PREMISES

6.1	There are excepted from this deed and this Lease is granted subject to:

6.1.1	all existing rights which belong to other property, or are enjoyed by other property over the Premises or any land or Service Media over which rights are granted by the Landlord to the Tenant by this Lease; and

6.1.2	The matters contained or refined to in the property and charges registers of title numbers GR73474 and GR34794 as at the date of this deed.

6.2	The Tenant shall comply with the matters contained or referred to in the registers referred to in clause 6.1 so far as they relate to the Premises and the rights granted by this Lease.

6.3	The Tenant shall:

6.3.1	not permit any third party to acquire any right over the Premises or to encroach upon the Premises;

6.3.2	give the Landlord immediate written notice of any attempt to do;

6.3.3	take any steps which the Landlord may reasonably require to prevent the acquisition of any right over or encroachment on the Premises; and

6.3.4	preserve for the benefit of the Premises and the Landlords interest in them all existing rights which belong to the Premises and are enjoyed over adjoining or neighbouring property.

6.4	The Tenant shall not block or obstruct any window or ventilator at the Premises.

6.5	The Tenant shall not grant any right or licence to a third party relating to the airspace at the Premises.

7.	PAYMENT OF RENTS

7.1	Tenant’s obligation to pay rent

The Tenant agrees with the Landlord to pay:

7.1.1	the Rent and any VAT payable on the Rent in four equal installments in advance on the Quarter Days;

7.1.2	the Insurance Rent on demand; and

7.1.3	interest in accordance with clause 9.6.

7.2	Rent Commencement Date

The first payment of the Rent and any VAT due on it is to be made on 1 March 2007, being the Rent for the period from and including the Rent Commencement Date until the next Quarter Day.

7.3	Payment of rents

If required by the Landlord, the Tenant shall pay the Rent and any VAT on it, by bankers standing order, direct debit or credit transfer to a bank account in the United Kingdom which the Landlord has notified in writing to the Tenant.

7.4	No right of set-off

The Tenant waives any legal or equitable right of set-off deduction abatement or counterclaim which it may have in respect of the Rent or any other sums due under this Lease and agrees to make all payments of Rent and other such sums in full on their due dates.

8.	RENT REVIEW

In this Clause 8:

8.1	“the Open Market Rent” means the best rent at which the Premises might be expected to be let at the Review Date after the expiry of a rent free period of such length as would be negotiated in the open market between a willing landlord and a willing tenant upon a letting of the Premises as a whole by a willing landlord to a willing tenant in the open market with vacant possession without a fine or premium for a term commencing on and from the relevant Review Date subject to provisions to the same effect (other than the amount of the rent) as those contained in this Lease on the following assumptions on that date (whether or not facts):-

8.1.1	that the Premises are fit for and fitted out and equipped for immediate occupation and use and are used for such purposes (being the Permitted Use or by any licence given hereunder or by law) as are likely to produce the highest yearly rent

8.1.2	that the Tenant has complied with all its covenants and obligations under this Lease

8.1.3	that if the Premises shall have been damaged or destroyed the same had before the Review Date been fully repaired and reinstated

8.1.4	that no works have been carried out to the Premises by the Tenant or its predecessors in title which would diminish the rental value of the Premises but disregarding (if applicable)

8.1.5	the fact (if a fact) that the Tenant or its sub-tenants (if any) and assignees may not be able to recover and obtain a full credit for the whole of any VAT chargeable by the Landlord at any time during the Term

8.1.6	any goodwill attributable to the Premises by reason of any trade or business carried on therein by the Tenant its predecessors in title or any undertenant

8.1.7	any effect on rent of any improvements to the Premises carried out by the Tenant its undertenants or their respective predecessors in title during the term with the consent of the Landlord otherwise than in pursuance of an obligation to the Landlord or its predecessors in title by the Tenant its undertenants or their respective predecessors in title during the Term

8.1.8	any effect on rent of an obligation on the part of the Tenant to reinstate alterations to the Premises

8.1.9	any depreciatory effect on the rent of sub-clause 1.6 of this clause; and

8.1.10	any effect on rent of the fact that the Tenant its predecessors in title or any undertenant may have been in occupation of the Premises

8.2.	The Reviewed Rent payable during the period commencing on the Review Date and ending on the termination of this Lease shall be the greater of:-

8.2.1	the Rent payable under this Lease immediately prior to the Review Date upon which the period commences or if payment of Rent has been suspended the Rent which would have been payable had there been no suspension; and

8.2.2	the Open Market Rent at the Review Date;

8.3.	If the Landlord and the Tenant have not agreed on the Open Market Rent by the Review Date then the determination of the Open Market Rent may at any time after that Review Date be referred by either party to an independent chartered surveyor of not less than ten years qualification having practical experience and knowledge of commercial rents in the area in which the Premises is situated (“the valuer”) who shall act as an arbitrator in accordance with the Arbitration Act 1996 the valuer to be appointed (in the event of the Landlord and the Tenant failing to agree on the appointee) on the application of either party by or on behalf of the President (or failing him his deputy) for the time being of the Royal Institution of Chartered Surveyors

8.4.	The fees and expenses of the valuer including the cost of his nomination shall be borne by the Landlord and/or the Tenant as determined by the valuer. The Landlord and Tenant shall otherwise bear their own costs

8.5.	The valuer shall afford the Landlord and the Tenant an opportunity to make representations to him and to comment on representations received by the valuer from the other party

8.6.

If the valuer shall die delay or become unwilling unfit to incapable of acting or if for any other reason the President for the time being of the Royal Institution of chartered surveyors (or failing him his deputy) shall in his absolute discretion think fit he may on the application of either party by writing discharge the valuer and appoint another in his place on the same terms as this Schedule

8.7.	If the Reviewed Rent payable on and from the Review Date has not been agreed by that Review Date Rent shall continue to be payable at the rate previously payable and within three weeks of the Reviewed Rent being ascertained the Tenant shall pay to the Landlord any shortfall between the Rent and the Reviewed Rent payable up to and on the preceding Rent Payment Date together with interest at the base rate from time to time of Barclays Bank plc on the shortfall between the amount that would have been paid if the Reviewed Rent had been ascertained by the Review Date and the payments made on account for the period beginning on the day upon which each installment was due and ending on the day on which payment of the shortfall is made. For the purposes of this clause the Reviewed Rent shall be deemed to have been ascertained on the date when it is agreed between the parties or (as the case may be) the date of notification of the termination by the valuer

8.8.	If either the Landlord or the Tenant shall fail to pay the appropriate amount of the fees and expenses of the valuer as determined by him within fourteen days of the same being demanded by the valuer the other shall be entitled to pay the same and the amount so paid shall be repaid by the party chargeable on demand

8.9.

If at the Review Date there shall be in force any enactment which shall restrict curtail or modify the effect or operation of the provisions of this Schedule then the Landlord shall in addition to the reviews herein provided for on each occasion such enactment or any part of it is removed relaxed or modified be entitled on giving not less than one month’s notice in writing expiring after such removal relaxation or modification to introduce a special review date which shall be the date of expiration of such notice and the rent from such special review date if any shall be determined in accordance with the provisions of this Clause 8 mutatis mutandis

8.10.	Immediately after agreement or determination of the Reviewed Rent a memorandum as to its amount shall forthwith be signed by the Landlord and the Tenant and the parties will bear their own costs of doing this

9.	OTHER FINANCIAL MATTERS

9.1	Utilities

The Tenant shall pay all charges, including connection and hire charges relating to the supply of Utilities to the Premises and will comply with all present or future requirements and recommendations of the suppliers of Utilities to the Premises.

9.2	Common facilities

The Tenant shall pay on demand a fair proportion of any costs incurred or payable by the Landlord in respect of any land or Service Media not forming part of, but used in connection with, the Premises.

9.3	Rates and taxes

9.3.1	The Tenant shall pay and indemnify the Landlord against all present and future rates, duties and assessments of an annual or recurring nature charged on or payable in respect of the Premises except any income or corporation tax imposed on the Landlord (or any superior landlord) in respect of:

(a)	the grant of this deed; or

(b)	the receipt of the rents reserved by this Lease; or

(c)	any dealing or disposition by the Landlord with its interest in the Premises;

9.3.2	The Tenant shall not make any claim for relief from any of the charges refined to above which could result in the Landlord not being entitled (during or after the end of the Term) to that relief in respect of the Premises.

9.4	Landlord’s costs

The Tenant shall pay to the Landlord on demand, and on an indemnity basis, the fees, costs and expenses properly and reasonably charged incurred or payable by the Landlord, and its advisors or bailiffs in connection with:

9.4.1	any steps taken in contemplation of or in relation to any proceedings under section 146 or 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938 including the preparation and service of all notices, and even if forfeiture is avoided (unless it is avoided by relief granted by the court);

9.4.2	preparing and serving schedules of dilapidations at any time during the Term (or in the three months after the Term in respect of dilapidations arising during the Term) and supervising any works undertaken to remedy such dilapidations;

9.4.3	recovering (or attempting to recover) any arrears of Rent or other sums due to the Landlord under this Lease, including any costs associated with the Landlord’s remedies of distress or execution;

9.4.4	any investigations or reports carried out to determine the nature and extent of any breach by the Tenant of its obligations in this Lease;

9.4.5	any steps taken to procure that a breach by the Tenant of its obligations under this Lease is remedied;

9.4.6	any application for a consent of the Landlord (including the preparation of any document) which is needed by virtue of this Lease, (whether or not such consent is granted); and

9.4.7	any consents needed for grant of this deed.

9.5	VAT

9.5.1	Where the Tenant is to pay the Landlord for any supply made to the Tenant by the Landlord, the Tenant shall also pay any VAT which may be payable in connection with that supply.

9.5.2	Where the Tenant is to pay to the Landlord the costs of any supplies made to the Landlord, the Tenant shall also pay the Landlord any VAT payable by the Landlord in connection with that supply except to the extent that the Landlord is able to obtain a credit for the VAT from HM Revenue and Customs.

9.6	Interest

9.6.1	If the Rent is not paid to the Landlord on the due date or if any other sums payable under this Lease to the Landlord are not paid within 5 Working Days of the due date for payment the Tenant shall pay interest to the Landlord at the Interest Rate for the period from and including the due date until payment (both before and after any judgment).

9.6.2	If the Landlord refuses to accept any Rent or other sums due under this Lease, when the Tenant is or may be in breach of any of its obligations in this Lease so as not to prejudice the Landlord’s rights to reenter the Premises and forfeit this Lease. the Tenant shall pay Interest on such sum to the Landlord at the Interest Rate for the period from and Including the date such sum became due until the date the payment is accepted by the Landlord.

9.6.3	Interest under this Lease will accrue on a daily basis compounded with quarterly rests on the Quarter Days and will be payable immediately on demand

9.7	Exclusion of statutory compensation

Any statutory right of the Tenant, or any undertenant to claim compensation from the Landlord or any superior landlord on leaving the Premises is excluded to the extent that the law allows.

10.	INSURANCE

10.1	Landlord’s obligations relating to insurance

10.1.1	The Landlord shall insure the Premises, against the Insured Risks in the amounts referred to in the definition of Insurance Rent contained in Clause 1.

10.1.2	The insurance taken out by the Landlord shall be through an agency chosen by the Landlord and subject to any exclusions, excesses and conditions as may be usual in the insurance market at the time or required by the insurers, or reasonably required by the Landlord.

10.1.3	The Landlord shall, at the request of the Tenant (but not more than once in any insurance period), produce details of the terms of the current insurance policy and evidence of the payment of the current premium.

10.1.4	Tenants Interest

The Landlord shall:

(a)	procure that the interest of the Tenant is noted or endorsed on the Policy.

(b)	notify the Tenant of any Material change in the risks covered by the policy from time to time.

10.2	Reinstatement

10.2.1	If the Premises are damaged or destroyed by an Insured Risk, then:

(a)	unless payment of any insurance monies is refused because of any act or omission of the Tenant and the Tenant has failed to comply with clause 10.3.8;

(b)	subject to the Landlord being able to obtain any necessary consents; and

(c)	subject to the necessary labour and materials being and remaining available,

the Landlord shall use the insurance monies received by the Landlord, except monies received for loss of rent, in repairing and reinstating the Premises or in building a comparable building as soon as reasonably possible. A comparable building is a building of premises generally similar to the Premises in design function size and location but may differ in these aspects from the Premises having regard to the principles of good estate management and building design.

10.2.2	The Landlord shall use reasonable endeavours to obtain the necessary labour materials and consents to repair or reinstate the Premises, but will not be obliged to appeal against any refusal of a consent.

10.3	Tenant’s obligations relating to insurance

The Tenant shall:

10.3.1	pay the Insurance Rent in accordance with this Lease;

10.3.2	pay on demand any increase in the insurance premium for any adjoining property of the Landlord which is attributable to the use of the Premises, or anything done or omitted to be done on the Premises by the Tenant or any other occupier of the Premises;

10.3.3	comply with the lawful requirements of the insurers relating to the Premises;

10.3.4	not do or omit to do anything which may make the insurance of the Premises or of any adjoining property of the Landlord, taken out by the Landlord or any superior landlord, void or voidable, or which would result in an increase in the premiums for such insurance;

10.3.5	give the Landlord immediate written notice of any damage to or destruction of the Premises by an Insured Risk;

10.3.6	pay the Landlord on demand the amount of any excess required by the insurers in connection with that damage or destruction provided that such excess shall not exceed £1,000 in respect of any one claim;

10.3.7	pay the Landlord on demand an amount equal to any amount which the insurers refuse to pay, following damage or destruction by an Insured Risk, because of any act or omission of the Tenant;

10.3.8	if requested by the Landlord, remove its fixtures and effects from the Premises to allow the Landlord to repair or reinstate the Premises; and

10.3.9	not take out any insurance of the Premises against the Insured Risks in its own name, and if the Tenant has the benefit of any such insurance the Tenant shall hold all money receivable under that insurance upon trust for the Landlord.

10.4	Plate glass insurance and replacement

10.4.1	The Tenant shall insure all plate glass at the premises against breakage and damage in the joint names of the Landlord and the Tenant for its full reinstatement cost and all incidental expenses with underwriters or an insurance company approved by the Landlord.

10.4.2	At the Landlord’s request the Tenant shall produce details of the current insurance of plate glass and evidence of payment of the last premium.

10.4.3	In the event of any plate glass at the Premises being broken or damaged, the Tenant shall replace it.

10.5	Suspension of rent

10.5.1	If the whole of the Premises or any part thereof are damaged or destroyed by an Insured Risk so as to make the Premises or any part thereof, unfit for occupation or use, the Rent (or a due proportion of it according to the nature and extent of the damage) will be suspended from the date of damage or destruction for a period of three years, or, if sooner until the Premises, or such part have been made fit for occupation and use.

10.5.2	The Rent will not be suspended to the extent that any loss of rent insurance has been made ineffective, or payment of it has been refused by the insurers because of any act or omission by the Tenant.

10.5.3	The Rent will not be suspended unless and until any arrears of Rent or other sums due under this Lease have been paid by the Tenant in full.

10.5.4	Any dispute relating to this clause 10.5 will be referred to arbitration.

10.6	Insurance monies

All insurance monies payable will belong to the Landlord.

11.	STATE AND CONDITION OF THE PREMISES

11.1	Repair

11.1.1	subject to the provisions of clause 15.2 the Tenant shall repair the Premises (including for the avoidance of doubt the new Roof Cover) and keep them in good and substantial repair and condition.

11.1.2	The Tenant shall keep all plant and machinery at and forming part of the Premises in good condition and working order, and replace any items of plant or machinery which become beyond repair with new ones of a type and quality reasonably satisfactory to the Landlord. Provided That such repairing obligations shall be limited to the extent evidenced by the Schedule of Condition agreed between the parties and annexed to this Lease.

11.1.3	The Tenant shall carry out all works and treatments to the Premises as are necessary to ensure the health and safely of people working at or visiting the Premises.

11.1.4	The Tenant shall keep any outside parts of the Premises clean and tidy.

11.1.5	The Tenant shall regularly clean the inside and outside of the windows at the Premises.

11.2	Redecoration

11.2.1	Subject to the provisions of clause 15.2 the Tenant shall redecorate the inside of the Premises in the fifth year and the last six months of the term and on the last occasion in colours and materials approved by the Landlord.

11.2.2	The Tenant shall redecorate the exterior of the Premises in colours and materials approved by the Landlord every three years and in the last six months of the Term.

11.2.3	All redecoration is to be carried out to a high standard and in accordance with good modern practice and to the reasonable satisfaction of the Landlord.

Provided That such obligation shall be limited to the extent endorsed by the said Schedule of Condition.

11.3	Alterations

11.3.1	The Tenant shall not:

(a)	construct any new building or structure or install any additional Service Media on the Premises;

(b)	make any structural alterations or additions to the Premises; or

(c)	make any all alterations or additions to the outside parts or exterior of the Premises, including any alterations to their appearance;

11.3.2	The Tenant shall not without the consent of the Landlord, such consent not to be unreasonably withheld:

(a)	make any alterations to the Service Media which form part of the Premises; or

(b)	make any internal, non-structural alterations or additions to the Premises.

11.3.3	On any application for consent to make alterations or additions the Tenant shall give the Landlord 4 copies of a specification and detailed drawings identifying the proposed works, and any further copies required by a superior landlord.

11.3.4	Unless otherwise required by the Landlord, the Tenant shall at the end of the Term, remove any alterations or additions made to the Premises and remove any Plant and Machinery installed at the Premises by the Tenant or other occupier of the Premises (and make good any damage caused by that removal to the reasonable satisfaction of the Landlord) and shall reinstate the Premises to their original layout and condition.

11.4	Signs and reletting notices

11.4.1	The Tenant shall not display any signs or notices at the Premises which can be seen from outside the Premises except one external sign giving the name and business of the Tenant (or other authorised occupier) the size, style and position of which have been approved by the Landlord.

11.4.2	At the end of the Term the Tenant shall remove any signs at the Premises and will make good any damage caused by that removal to the reasonable satisfaction of the Landlord.

11.4.3	The Tenant shall permit the Landlord to place a sign on the Premises:

(a)	at any time advertising the sale of the Landlords interest (or any superior interest) in the Premises; and

(b)	during the last six months of the Term for the reletting of the Premises.

as long as such signs do not unreasonably restrict the access of light or air to the Premises.

12	USE OF THE PREMISES

12.1	The Permitted Use

The Tenant shall not use the Premises except for the Permitted Use or, with the consent of the Landlord, such consent not to be unreasonably withheld for any other use within Use Class B8 of the Town and Country Planning (Use Classes) Order 1987 (as at the date that Order first came into force).

12.2	Trading at the Premises

The Tenant shall keep the Premises open for business and actively carry on trade from substantially the whole of the Premises during the usual business hours of the locality for the type of industry carried out by the Tenant except:

12.2.1	following damage or destruction to the Premises and during the carrying out of any reinstatement works by the Landlord;

12.2.2	while the Tenant is carrying out repairs, fitting out works or other alterations permitted under this Lease;

12.2.3	for a reasonable period before a permitted assignment of this Lease or permitted underletting of the Premises or before the end of the Term; or

12.2.4	when to do so would be unlawful.

The Landlord agrees that in the event of any breach of this clause 12.2. the Tenant shall be liable only in damages and the Landlord waives any right it may have to any other remedy.

12.3	Obstructions

The Tenant shall not display any goods for sale outside the Premises or obstruct any pavement, footpath or roadway adjoining or serving the Premises.

12.4	Restrictions on use

The Tenant shall not:

12.4.1	leave the Premises unoccupied for a period of more than one month without first notifying the Landlord in writing, nor for more than three months without the consent of the Landlord but the Tenant will not by virtue of this clause be required to trade from the Premises;

12.4.2	do anything on the Premises which is illegal or immoral;

12.4.3	do anything on the Premises which would cause a nuisance or inconvenience or any damage or disturbance to the Landlord or any owner or occupier of any other property adjoining or near the Premises;

12.4.4	carry out any acts at the Premises which arc noisy, noxious, dangerous or offensive;

12.4.5	store dangerous or inflammable materials at the Premises unless the Tenant has given the Landlord reasonable prior written notice of such materials and the quantities of them to be kept by the Tenant at the Premises and then only to store such materials:

(a)	in quantities not materially exceeding those notified to the Landlord; and

(b)	safely and in accordance with the requirements and recommendations of the insurers of the Premises and manufacturers of any such materials;

12.4.6	allow waste to accumulate at the Premises;

12.4.7	allow any material which is deleterious, polluting or dangerous (to persons or property) to enter any Service Media or any adjoining property; nor

12.4.8	overload or obstruct any Service Media which serve the Premises.

12.5	Use of machinery

The Tenant shall not use any machinery on the Premises in a manner which causes or may cause:

12.5.1	any damage to the fabric of the Premises or any strain on the structure of the Premises beyond that which it is designed to bear;

12.5.2	any undue noise, vibration or other inconvenience to the Landlord or the owners or occupiers of any properly adjoining or near to the Premises.

12.6	Fire and security precautions

The Tenant shall comply with the requirements and recommendations of the fire authority and with any reasonable requirements of the Landlord relating to fire prevention and the provision of fire fighting equipment at the Premises and the reasonable requirements of the Landlord in relation to the security of the Premises while they are vacant.

12.7	Exclusion of warranty

The Landlord does not warrant or represent that the Premises may be used for the Permitted Use or for any other purpose.

13.	DEALINGS

13.1	General restrictions

The Tenant shall not part with nor agree to part with possession of the whole or part of the Premises or this Lease, nor allow any other person to occupy the whole or any part of the Premises, except as permitted by the remainder of this clause 13.

13.2	Assignments

13.2.1	In this clause the following definitions apply:

Assignee            the proposed assignee;

Assignment       the proposed assignment.

13.2.2	The Tenant shall not assign any part (as opposed to the whole) of this Lease.

13.2.3	The Tenant shall not assign the whole of this Lease without the consent of the Landlord such consent not to be unreasonably withheld or delayed.

13.2.4	The Landlord and the Tenant agree that for the purposes of section 19(1A) of The Landlord and Tenant Act 1927, the Landlord may refuse its consent to an assignment in any of the following circumstances:

(a)	if the Tenant has not paid all Rent and other sums due under this Lease;

(b)	if in the reasonable opinion of the Landlord the Assignee is not of sufficient financial standing to pay the Rent and other sums payable under this Lease and to comply with the tenants obligations in this Lease (except where the Landlord has determined that acceptable security for such payments and such obligations is provided);

(c)	if, where the obligations of the Tenant have been guaranteed by a member of the same Group as the Tenant, the Assignee is another member of that Group; and

(d)	if the Assignee (being a body corporate) is not incorporated within the UK unless its proposed guarantor (and if more than one then all of them) (being a body corporate) is (or are) incorporated within the UK.

13.2.5	The Landlord and the Tenant agree that, for the purposes of section 19(1A) of the Landlord and Tenant Act 1927, the Landlord may give its consent to an assignment subject to all or any of the following conditions:

(a)	that the Tenant enters into an authorised guarantee agreement no later than the date of the Assignment which agreement is to be by deed, is to provide for a guarantee of all the obligations of the Assignee under this Lease from the date of the Assignment until the Assignee is released by virtue of the Landlord and Tenant (Covenants) Act 1995. and which provides for all the matters permitted by section 16(5) of that Act and which is otherwise in accordance with section 16 of that Act and in a form reasonably required by the Landlord;

(b)	that the Assignee shall procure a guarantor or guarantors, which if a body corporate is to be incorporated within the UK acceptable to the Landlord, to enter into a full guarantee and indemnity of the Assignee’s obligations under this Lease, such guarantee and indemnity to be by deed and to be in the form of clause 20 (Guarantee and indemnity) with such additions and amendments as are necessary to reflect the fact that the guarantee and indemnity is being entered into by a separate instrument and after the date of this deed or as are reasonably required by the Landlord;

(c)	that, if at any time before the Assignment the circumstances set out in clause 13.2.4 apply the Landlord may revoke its consent to the Assignment by written notice to the Tenant;

(d)	that the Assignment is completed within such time as may reasonably be specified by the Landlord.

13.2.6	The Landlord and the Tenant agree that where any provision of clause 13.2.4 or 13.2.5 is framed by reference to any matter falling to be determined by the Landlord, the Tenant may at any time after the Landlord has determined the matter, refer the determination to a Surveyor for review, and

(a)	the Surveyor will act as an expert and determine the matter as at the date of tire Landlord’s determination;

(b)	the Landlord and the Tenant shall jointly instruct the Surveyor to make the determination within a reasonable time and to make a direction as to the payment of the Surveyor’s costs (including the costs of appointment);

(c)	the Surveyor shall be instructed to give the Landlord and the Tenant reasonable opportunity to make written representations and counter-representations as to any matter referred for review, but will not be fettered by any such representation or counter-representation made;

(d)	any representation or counter-representation supplied to the Surveyor shall be copied to the other party at the same time;

(e)	the decision of the Surveyor will be final and binding;

(f)	the costs of the Surveyor (including the costs of appointment) shall be paid as the Surveyor directs;

(g)	if the Tenant has not paid any costs required to be paid under this clause within 10 Working Days of having been required to pay them, the Landlord may pay such costs which will be deemed due as additional rent and recoverable as rent in arrears; and

(h)	the Landlord will not be liable to the Tenant for any failure of the Surveyor to determine the matter in accordance with this clause.

13.2.7	Clauses 13.2.4 and 13.2.5 do not limit the right of the Landlord to refuse consent to an assignment on any other reasonable ground or to impose any other reasonable condition to its consent.

13.3	Underlettings

13.3.1	The Tenant shall not underlet or agree to underlet any part of the Premises (as distinct from the whole).

13.3.2	The Tenant shall not underlet the whole of the Premises, except in accordance with the remainder of this clause 13.3 and with clause 13.4

(Terms to be contained in any underlease) and then only with the consent of the Landlord, such consent not to unreasonably witheld or delayed.

13.3.3	The Tenant shall not underlet the Premises without first obtaining from the undertenant a covenant by the undertenant with the Landlord to comply with the terms of this Lease on the part of the tenant, other than as to the payment of any Rent or other sums reserved as rent by this Lease, and to comply with the obligations on the undertenant in the underlease throughout the term of the underlease or until the undertenant is released by virtue of the Landlord and Tenant (Covenants) Act 1995 if sooner.

13.3.4	Any underlease shall be granted at a rent which is not less than the then Open Market Rent and without a fine or premium and with the underlease rent payable not more than one quarter in advance.

13.3.5	The Tenant shall not grant an underlease until the Landlord has given its approval of an agreement excluding sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 from the tenancy to be created by the underlease. The Tenant shall supply the Landlord with a copy of the relevant notices under the Landlord and Tenant Act 1954 part II (Notices) Regulations 2004 certified by solicitors as a true copy of the original for this purpose.

13.4	Terms to be contained in any underlease

Any underlease shall contain the following terms:

13.4.1	an agreement excluding sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 from the tenancy created by the underlease;

13.4.2	(where the term of the underlease extends beyond a Review Date) a provision for the review of the rent to the best annual rent at which the Premises underlet could be expected in the open market on the same dates as the review of the Rent in this Lease;

13.4.3	a provision for re-entry in the same terms as clause 17 (Forfeiture);

13.4.4	an obligation on the undertenant not to deal with or dispose of its interest in the underlease, or part with possession of the whole or part of that interest or permit any other person to occupy the Premises except by way of an assignment or charge of the whole of its interest in the Premises, which may only be made with the Landlords consent such consent not to be unreasonably withheld or delayed;

13.4.5	agreements between the Tenant and the undertenant in the same terms as clause 13.2.4 13.2.5 and ,13.2.6;

13.4.6

an agreement between the Tenant and the undertenant expressed to be for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 that the Tenant may give its consent to an assignment of the underlease subject to a condition that the proposed assignee of the underlease enters into a covenant with the Landlord to comply with the terms of this Lease on the part of the tenant, other than as to the payment of any Rent or other sums reserved as rent by this Lease, and to comply with the obligations on the undertenant in the underlease from the date the assignment of the underlease is completed throughout the term of the underlease;

13.4.7	an acknowledgement in the terms of clause 13.2.7;

13.4.8	a provision that any document to be entered into by an assignee of the undertenant in fulfillment of a condition of consent to the assignment shall be in a form reasonably required by the Landlord; and

and shall otherwise be consistent with the terms of this Lease

13.5	Rent review in an underlease

13.5.1	The Tenant shall not agree the level of any reviewed rent with an undertenant without the consent of the Landlord, such consent not to be unreasonably withheld.

13.5.2	If the rent review in an underlease is referred to a third party for determination, the Tenant shall:

(a)	ensure that the decision as to whether that third party is to act as arbitrator or expert is made with the Landlords consent;

(b)	ensure that the Landlord is given a reasonable opportunity to supply evidence to the Tenant to enable the Tenant to make representations and counter-representations and the

Tenant shall make such representations and counter-representations on behalf of the Landlord and that any representations and counter-representations made by the Tenant or undertenant are immediately copied to the Landlord; and

(c)	keep the Landlord informed as to the progress of that third party determination.

13.6	Futher provisions relating to underleases

13.6.1	The Tenant shall enforce the obligations of the undertenant in any underlease.

13.6.2	Where the Tenant has the right to refuse consent to an assignment of an undertenant’s interest in the Premises it shall exercise that right and where the Tenant has the right to grant such consent subject to conditions, the Tenant shall impose those conditions unless the Landlord consents to a waiver of that right in respect of one or more of those conditions, such consent, except consent to waive the right to require an authorised guarantee agreement in accordance with the underlease not to be unreasonably withheld.

13.6.3	The Tenant shall not vary the terms of nor without the consent of the Landlord, such consent not to be unreasonably withheld, accept or agree to accept a surrender of, or forfeit any underlease.

13.7	Charging

13.7.1	The Tenant shall not charge or agree to charge any part of the Premises (as distinct from the whole).

13.7.2	The Tenant shall not charge or agree to charge the whole of the Premises without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

13.8	Declarations of trust

The Tenant shall not execute any declaration of trust of the whole or any part of its interest in the Premises or this Lease.

13.9	Group sharing of occupation

If the Tenant is a company, it may share occupation of the Premises with one other company which are in the same Group as the Tenant on the following conditions:

13.9.1	the Tenant promptly notifies the Landlord in writing of the beginning and the end of the arrangement;

13.9.2	no relationship of landlord and tenant is created by the arrangement; and

13.9.3	the other company vacate the Premises immediately if it ceases to be a member of the same Group as the Tenant.

13.10	Registration of dealings and provision of information

13.10.1	Within one month of any dealing with, or devolution of the Premises or this Lease or of any interest created out of them or it, the Tenant shall:

(a)	notify the Landlord in writing of that dealing or devolution;

(b)	give the Landlord a copy of any document effecting or evidencing the dealing or devolution. together with a copy for any superior landlord and the copies will each be certified by solicitors as a true copy of the original; and

(c)	pay the Landlord a reasonable registration fee of not less than £50 and the registration fee of any superior landlord.

13.10.2	Registration of any dealing with or devolution of the Premises or this Lease or any interest created out of them or it, will not imply that the Landlord has considered or approved the terms of that dealing or devolution.

13.10.3	The Tenant shall give the Landlord written details of persons occupying the Premises and the basis upon which they occupy on request by the Landlord.

14.	LEGAL REQUIREMENTS

14.1	Legislation

The Tenant shall:

14.1.1	comply with all legislation affecting the Premises their use and occupation and the health and safety of persons working at or visiting the Premises, whether the legislation requires the owner, landlord tenant or occupier to comply;

14.1.2	carry out any works to the Premises which are required by legislation;

14.1.3	obtain all licences and consents which are required under any legislation to use the Premises or carry out any works or other activity at the Premises;

14.1.4	at the end of the Term pay the Landlord a fair proportion of any compensation which the Tenant has received or which is receivable by the Tenant because of any restriction placed on the use of the Premises under any legislation.

14.1.5	not knowingly do or omit to do anything at the Premises which would result in:

(a)	any other property owned or occupied by the Landlord failing to comply with any legislation; or

(b)	the Landlord incurring any cost, penalty or liability under any legislation.

14.2	Notices relating to the Premises

The Tenant shall:

14.2.1	give the Landlord a copy of any notice received by the Tenant, relating to the Premises or any occupier of them or to the Landlord’s interest in them, within 5 Working Days of having received it (or immediately if there are shorter time limits in the notice);

14.2.2	whether the notice requires compliance by the owner or occupier of the Premises, but subject to clause 14.2.3. comply with the terms of any such notice in a manner approved by the Landlord, but the Landlord’s approval of any particular manner will not imply that the Tenant has discharged its obligation to comply with the terms of the notice; and

14.2.3	at joint cost of the parties make or join the Landlord in making any objection or appeal against such notice, which the Landlord may reasonably require, unless the Tenant elects to comply with the notice.

14.3	Planning

14.3.1	The Tenant shall comply with the Planning Acts.

14.3.2	The Tenant shall pay any charge imposed under the Planning Acts in respect of the use of the Premises, or any works carried out at the Premises.

14.3.3	The Tenant shall not apply for planning permission or make any other application under the Planning Acts nor implement any planning permission affecting the Premises without the consent of the Landlord.

14.3.4	The Landlord may withhold consent to implementation if the Tenant has applied for the planning permission in breach of an obligation in this Lease, or if any time limit in the permission or the inclusion or omission of any condition in or from the permission would, or would be likely to, prejudice the Landlord’s interest in the Premises or any adjoining property of the Landlord.

14.3.5	In giving its consent to the Tenant implementing a planning permission, the Landlord may, as a condition of that consent, require the Tenant to comply with all the conditions contained in the permission before the end of the term of years granted by this Lease, whether or not the permission imposes such time limits and, where reasonable, require the Tenant to provide security satisfactory to the Landlord for its compliance with the conditions in the permission (as modified by the above condition). The Tenant shall not implement the permission until that security is supplied.

14.4	Environmental requirements

14.4.1	In this clause the following definitions apply:

Dangerous Substances	any substance (whether in the form of a solid liquid, gas or vapour) the generation, keeping transportation, storage treatment, use or disposal of which gives rise to a risk of causing harm to humans or to any other living organism, or causing damage to the Environment and includes any controlled, special hazardous, toxic, radioactive or dangerous waste;

Environment	the environment as defined in Section 1(2) of the Environmental Protection Act 1990;

Environmental Law	any legal rule, regulation or obligation, whether or not having effect at the date of this Lease and whether or not having retrospective effect, concerning the protection of human health or the Environment or Dangerous Substances.

14.4.2	The Tenant shall ensure that all Environmental Laws relating to:

(a)	the Premises;

(b)	the storage or disposal of any Dangerous Substances at or from the Premises;

(c)	the carrying out of any operations oil the Premises; or

(d)	the use of the Premises

are complied with and shall not knowingly do anything on the Premises or cause to be present on the Premises any matter or thing which may cause loss to the Landlord by reason of any Environmental Law.

14.5	The Construction (Design and Management) Regulations 1994

14.5.1	In this clause the following definitions apply:

Regulations	the Construction (Design and Management) Regulations 1994;

File	the Health and Safety file for the Premises and works carried out to it required by the Regulations.

14.5.2	In respect of any works carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises (including any works of reinstatement to which may be carried out after the end of the Term) to which the Regulations apply, the Tenant shall:

(a)	comply in all respects with the Regulations and procure that any person involved in carrying out such works complies with the Regulations; and

(b)	act as the only client in respect of those works and where required by the Landlord serve a declaration to that effect on the Health and Safety Executive pursuant to Regulation 4 of the Regulations and give a copy of it to the Landlord.

14.5.3	The Tenant shall:

(a)	maintain and make the File available to the Landlord for inspection at all times;

(b)	on request provide copies of the whole or any part of the File to the Landlord; and

(c)	hand the File to the Landlord at the end of the Term.

14.5.4	The Tenant shall obtain all copyright licences which are needed for the Tenant to comply lawfully with this clause 14.5.

14.5.5	The copyright licences obtained by the Tenant shall:

(a)	be granted with full title guarantee;

(b)	allow the Landlord and any superior landlord and anyone deriving title through or under them to take, further copies of the File or any part of it;

(c)	be obtained without cost to any such person;

(d)	allow any such person to grant sublicences on similar terms; and

(e)	be irrevocable.

14.6	Local Authority requirements

The Tenant shall comply with all local authority requirements and recommendations relating to the loading and unloading of goods at the Premises and collection of refuse from the Premises.

14.7	Defective Premises Act 1972

14.7.1	The Tenant shall give the Landlord written notice of any defect in the Premises of which the Tenant becomes aware or ought to have been aware, which may make the Landlord liable to do, or not to do any act to comply with the duty of care imposed by the Defective Premises Act 1972,

14.7.2	The Tenant shall display any notices at the Premises needed to enable the Landlord to comply with the Defective Premises Act 1972.

14.8	No additional rights

The Landlord will not be obliged to grant any additional rights to the Tenant or waive any of the Landlord’s rights under this Lease in connection with the obligations of the Tenant in this clause 14.

15.	LANDLORD’S COVENANTS

15.1	Quiet Enjoyment

The Landlord agrees with the Tenant that, for so long as the Tenant complies with the terms of this Lease the Tenant may hold and use the Premises during the Term without any interruption (except as authorised by this Lease) by the Landlord or by any person lawfully claiming through under or in trust for the Landlord or by title paramount.

15.2	Roof

15.2.1	Subject to Clause 15.2.2 the Landlord shall indemnify the Tenant and hold the Tenant indemnified at all times against all charges claims proceedings liabilities damages losses costs and expenses incurred suffered or sustained in consequence of or in relation to any liability arising pursuant to statute regulation or the requirement of any relevant body or authority to remove protect or take any other remedial measures in respect of any asbestos cement covering or asbestos containing material on or within the roof or any roof supporting structures of the Premises.

15.2.2	The Landlord’s indemnity under clause 15.2.1 shall not apply to any charge claim proceeding liability damage loss cost or expense to the extent that it arises from the Tenant’s willful act or negligence.

15.2.3	The Landlord shall remedy and repair any inherent defects in the structure and structural components of the Old Roof which have or are likely to have a material adverse effect on the Tenant’s use occupation or enjoyment of the Premises.

16.	LIMITS ON LANDLORD’S LIABILITY

If the Landlord makes a request under section 6 or 7 of the Landlord and Tenant (Covenants) Act 1995 (Release from covenants on assignment of the reversion) the Tenant agrees not to unreasonably withhold or delay the release requested.

17.	FORFEITURE

17.1	Landlord’s right of re-entry

If any event set out in clause 17.2 occurs, the Landlord may forfeit this Lease and re-enter the Premises. The Term will then end, but without prejudice to any claim which the Landlord may have against the Tenant or a Guarantor for any failure to comply with the terms of this Lease.

17.2	Events giving rise to the Landlord’s right of re-entry

17.2.1	The Rent or any other sum payable under this Lease has not been paid 14 days after it became due, whether formally demanded or not.

17.2.2	The Tenant or any Guarantor has failed to comply with the terms of this Lease.

17.2.3	The Tenant or any Guarantor, if an individual (or if more than one individual then any one of them):

(a)	is the subject of a bankruptcy petition;

(b)	is the subject of an application for an interim order under Part VIII of time Insolvency Act 1986; or

(c)	enters into any composition moratorium or other arrangement with its creditors, whether or not in connection with any proceeding under the Insolvency Act 1986; or a receiver of the income of the Premises is appointed under section 101 of the Law of Property Act 1925.

17.2.4	In relation to a Tenant or any Guarantor which is a body corporate (or if more than one body corporate then any one of them):

(a)	a proposal for a voluntary arrangement is made under Part I of the Insolvency Act 1986 or the directors of the Tenant or Guarantor resolve to make such a proposal;

(b)	a petition for an administration order is presented under Part II of the Insolvency Act 1986 or the directors of the Tenant or Guarantor resolve to present such a petition;

(c)	a receiver (including a receiver under section 101 of the Law of Property Act 1925) or manager or administrative receiver of its property (or part of it) is appointed;

(d)	a resolution for its voluntary winding up is passed under Part IV of the Insolvency Act 1986 or a meeting of its creditors is called for the purpose of considering that it be wound up voluntarily (in either case, other than a voluntary winding up whilst solvent for the purposes of and followed by a solvent reconstruction or amalgamation);

(e)	a petition for its winding up is presented to the court under Part IV or by virtue of Part V of the Insolvency Act 1986 or a resolution is passed that it be wound up by the court; or

(f)	an application is made under section 425 of the Companies Act 1985 or a proposal is made which could result in such an application.

17.2.5	The Tenant or any Guarantor which is a body corporate (or if more than one body corporate then any of them):

(a)	enters or proposes to enter into any arrangement moratorium or composition (other than any referred to above) with its creditors; or

(b)	is dissolved, or is removed from the Register of Companies or ceases to exist (whether or not capable of reinstatement or reconstitution).

18.	NOTICES IN CONNECTION WITH THIS LEASE

18.1	Where a notice is to be given in connection with this Lease, it must be given in writing and signed by or on behalf of the party giving it unless it is stated that it need not be given in writing.

18.2	Any notice to be given in connection with this Lease will be validly served if sent by first class post or registered post or recorded delivery and addressed to or personally delivered to:

18.2.1	the Landlord at the address given in this deed or such other address which the Landlord has notified to the Tenant in writing;

18.2.2	the Tenant at the Premises or its registered office or its last known address;

18.2.3	a Guarantor at the Premises or its registered office or its last known address.

18.3	Any notice or demand sent by post from within the UK and properly stamped and correctly addressed will be conclusively treated as having been delivered 2 Working Days after posting.

H. M. LAND REGISTRY

NATIONAL GRID PLAN SO 8517 SECTION C

GLOUCESTERSHIRE

Scale 1/1250

GLOUCESTER DISTRICT

~~CITY of~~ GLOUCESTER

EASTERN AVENUE
EASTBROOK ROAD
FILED PLAN

Made and printed by the Director General of the Ordnance Survey Chessington, Surrey 1967 for HMLR

Crown Copyright 1967

TITLE No. GR34794

This OFFICE COPY shows the state of the title plan on 20 October 1999 and is admissible in evidence to the same extent as the original. This office copy of the title plan may be subject to minor distortions in scale.
Issued on 21 October 1999 by the Gloucester District Land Registry.

©Crown Copyright. Produced by HMLR. Further reproduction in whole or part is prohibited without the prior written permission of Ordnance Survey. Licence Number GD272728.

18.4	The Tenant shall give the Landlord verbal notice of any matter affecting the Premises where emergency action is needed as well as written notice.

19.	MISCELLANEOUS

19.1	Landlord’s rights to remedy default by the Tenant

19.1.1	If the Tenant fails to comply with any of its obligations in this Lease the Landlord may give the Tenant written notice of that failure, and the Tenant shall:

(a)	immediately in the case of an emergency; and

(b)	otherwise as soon as practicable, but in any event within one month of such notice begin and then, within a reasonable time, complete remedying that failure.

19.1.2	If the Tenant does not comply with clause 19.1.1, the Landlord may enter the Premises and carry out any works or do anything else which may be needed to remedy the Tenant’s failure to comply with its obligations under this Lease.

19.1.3	Any costs incurred by the Landlord by reason of clause 19.1.2 will be a debt due from the Tenant payable on demand and may be recovered by the Landlord as if it were additional rent.

19.2	No charging of stock

The Tenant shall not charge or give any bill of sale in respect of the Tenant’s stock at the Premises from time to time.

19.3	Superior interests

If at any time this Lease is an underlease:

19.3.1	the Tenant shall comply with the terms of any superior lease to the extent that they relate to the Premises, other than any obligation to pay any rent; and

19.3.2	the Landlord shall pay any rent due under the immediate superior lease,

19.4	Tenant to provide information

19.4.1	The Tenant shall give the Landlord any information or documents which the Landlord reasonably requests to show that the Tenant is complying with its obligations in this Lease.

19.4.2	The Tenant shall give the Landlord immediate written notice of any defect or default which may make the Landlord liable to the Tenant or any third party.

19.5	Tenant’s indemnity

The Tenant agrees to indemnify the Landlord at all times (both during and after the Term) against all charges, claims, proceedings, liabilities, damages, losses, costs and expenses arising directly or indirectly from:

19.5.1  state of repair or use of the Premises;

19.5.2  any works carried out at the Premises;

19.5.3  any breach of any of the Tenant’s obligations in this Lease;

19.5.4  any act or omission of the Tenant; or

19.5.5  the use or storage of any dangerous or inflammable materials at the Premises.

19.6	Guarantor

19.6.1	If at any time during the Term a Guarantor (or where a Guarantor comprises more than one person, any one of them) dies or any of the events referred to in clause 17 (Forfeiture) occurs in relation to a Guarantor, then the Tenant shall give immediate written notice to the Landlord of that event and within one month of being so required by the Landlord, procure that another person acceptable to the Landlord enters into a deed of guarantee and indemnity in the form of clause 20 (Guarantee and indemnity) with such additions and amendments as are necessary to reflect the fact that the guarantee and indemnity is being entered into by a separate instrument and after the date of this deed.

19.6.2	The Tenant shall procure that a Guarantor enters into any deed or document which is supplemental to this deed and which is entered into before that Guarantor is released by virtue of the Landlord and Tenant (Covenants) Act 1995.

19.7	Qualification of Landlord’s liability

The Landlord will not be liable to the Tenant or any other person for:

19.7.1	any damage to person or property arising from the state and condition of the Premises or any adjoining property of the Landlord;

19.7.2	any accidental damage to the Premises or to any property of the Tenant or any other occupier of the Premises or their employees, agents or independent contractors;

19.7.3	any accidental damage to any person occurring during the performance by or on behalf of the Landlord Of any service which the Tenant or other authorised occupier of the Premises has requested the Landlord to carry out; or

19.7.4	for any failure to perform any obligation in this Lease, unless the Tenant has given the Landlord written notice of the facts giving rise to that failure and allowed the Landlord a reasonable time to remedy the matter unless due to the act omission or misfeasance of the Landlord or its employees agents or independent contractors.

19.8	Sale of goods after end of Term

19.8.1	The Tenant irrevocably appoints the Landlord as its agent to store or dispose of any items left by the Tenant at the Premises more than 10 Working Days after the end of the Term.

19.8.2	The Landlord may store or dispose of such items after that time as it thinks fit and without any liability to the Tenant other than to account to the Tenant for the proceeds of sale, after deducting any reasonable and proper costs of sale or storage incurred by the Landlord.

19.8.3	The Tenant agrees to indemnify the Landlord against any liability incurred by the Landlord by reason of the Landlord disposing of any items left at the Premises which do not belong to the Tenant but which the Landlord believed in good faith did belong to the Tenant which will be presumed unless the contrary is proved.

19.9	Arbitration

Where this Lease refers to a dispute being referred to arbitration, it will be referred to a single arbitrator who will act in accordance with the Arbitration Act 1996 and the referral will be a submission to arbitration in accordance with that Act.

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee

20.1.1	In consideration of the grant of this deed to the Tenant, the Guarantor irrevocably and unconditionally guarantees to the Landlord that the Rent and other sums due under this Lease will be duly and punctually paid, and that all the other obligations of the Tenant in this Lease will be duly performed and complied with, in either case whether during or after the end of the Term.

20.1.2	The Guarantor agrees that if at any time the Rent or other sums due under this Lease are not paid on their due date, or any of the other obligations of the Tenant in this Lease are not duly performed and complied with it shall, on demand, pay such sum or perform or comply with such obligation.

20.2	Principal Debtor

As a separate and independent obligation the Guarantor agrees that if any sum or obligation expressed to be guaranteed under this clause is not recoverable from or enforceable against the Guarantor on the basis of a guarantee (for whatever reason), the Guarantor shall be liable as sole or principal debtor in respect of such sum or obligation and which shall be paid, performed or complied with by the Guarantor on demand.

20.3	Indemnity

As a separate and independent obligation the Guarantor agrees to indemnify the Landlord and keep the Landlord indemnified against any loss expense or liability resulting from:

20.3.1	the failure of the Tenant duly and punctually to pay the Rent and other sums due under this Lease or to perform and comply with its obligations in this Lease;

20.3.2	any of the obligations on the Tenant in this Lease being or becoming void, voidable or unenforceable by the Landlord against the Tenant or any other person who is liable;

20.3.3	this Lease (or the Tenant’s obligations under it) being disclaimed;

20.3.4	this Lease being surrendered by a liquidator or trustee in bankruptcy of the Tenant, or becoming forfeited;

20.3.5	the Tenant entering into any arrangement or composition with any of its creditors (whether or not such arrangement or composition binds or is expressed to bind the Landlord); or

20.3.6	the Tenant (being a body corporate) ceasing to exist (whether or not capable of reconstitution or reinstatement), and to pay on demand to the Landlord the amount of such cost, loss, expense or liability, whether or not the Landlord has sought to enforce any rights against the Tenant or any other person who is liable.

20.4	No discharge of Guarantor

Subject to section 18(3) of the Landlord and Tenant (Covenants) Act 1995 (Effect of variations on guarantors) the Guarantors liability under this clause will remain in full force and effect and will not be released, nor will the rights of the Landlord be prejudiced or affected by any of the following:

20.4.1	any time, indulgence or concession granted by the Landlord to the Tenant or to any other person who is liable;

20.4.2	the Landlord dealing with, exchanging, varying or failing to perfect or enforce any of its rights or remedies against the Tenant or ally other person who is liable;

20.4.3	the existence of or dealing with, varying or failing to perfect or enforce any other rights or security which the Landlord may have or acquire against the Tenant or any other person who is liable in respect of its obligations under this Lease;

20.4.4	any variation of, addition to or reduction from the terms of this Lease whether or not the same is substantial or is prejudicial to the Guarantor or confers only a personal right or obligation;

20.4.5	any non-acceptance of the Rent or other sums due from the Tenant under this Lease, in circumstances where the Landlord has reason to suspect a breach of its obligations in this Lease;

20.4.6	the occurrence of any of the events set out in clause 17 (Forfeiture);

20.4.7	a surrender of part of the Premises, except that the Guarantor will have no liability in relation to the surrendered part in respect of any period after the date of the surrender;

20.4.8	any incapacity, disability or change in the constitution, status or name of the Tenant or the Landlord;

20.4.9	any amalgamation, merger or reconstruction by the Landlord with any other person or the acquisition of the whole o any part of its assets or undertaking by any other person;

20.4.10	any voluntary arrangement entered into by the Tenant or any other person who is liable with all or any of its creditors (whether or not such arrangement binds or is expressed to bind the Landlord);

20.4.11	any other act or thing by virtue of which, but for this provision, the Guarantor would have been released or discharged from its obligations under this clause, or the rights of the Landlord would have been prejudiced or affected, other than a release by deed, entered into by the Landlord, in accordance with the terms of such deed and the parties acknowledge that each of the matters listed above is separate and independent and is not to be interpreted in the light of any other.

20.5	Waiver by Guarantor of its rights

20.5.1	Until all the liabilities expressed to be guaranteed by the Guarantor under this clause have been paid, discharged or satisfied inevocably and in full, the Guarantor agrees not, without the consent of the Landlord, to:

(a)	exercise any of its rights in respect of the liabilities expressed to be guaranteed under this clause against the Tenant or any other person who is liable;

(b)	demand or accept any security from the Tenant or any other person who is liable in respect of the obligations of the Guarantor under this clause or in respect of any indebtedness due to the Guarantor from the Tenant or any other person who is liable, and any security received by the Guarantor in breach of the above or any such security held by the Guarantor at the date of this deed shall be held by the Guarantor on trust for the Landlord and delivered to the Landlord on demand;

(c)	claim any legal or equitable set-off or counterclaim against the Tenant or any other person who is liable; or

(d)

claim or prove in competition with the Landlord in the liquidation or bankruptcy or in any administration or receivership of the Tenant or any other person who is liable, or have the benefit of or share in any payment or distribution from or composition or arrangement with the Tenant or any other person who is liable, and any money or other property received by the Guarantor in breach of this provision shall be held by the Guarantor on trust for the Landlord and delivered to the Landlord on demand.

20.5.2	The obligations of the Guarantor may be enforced by the Landlord against the guarantor:

(a)	at its discretion and without first enforcing or seeking to enforce its rights against the Tenant or any other person who is liable or exercising its rights under any other security or resorting to any other means of payment; and

(b)	as primary obligations and not merely as obligations of a surety.

20.6	Payments in gross

All dividends, compositions and moneys received by the Landlord from the Tenant or any other person which are capable of being applied by the Landlord in satisfaction of the liabilities expressed to be guaranteed under this clause, will be regarded for all purposes as payments in gross and will not prejudice the right of the Landlord to recover from the Guarantor the ultimate balance which after receipt of such dividends, compositions and moneys may remain owing or expressed to be owing to the Landlord.

20.7	Guarantor to take a new lease

20.7.1	In this clause a Relevant Event is:

(a)	the surrender or disclaimer of this Lease or the Tenants obligations under it by a liquidator or trustee in bankruptcy of the Tenant;

(b)	the disclaimer of this Lease after it has become bona vacantia;

(c)	the forfeiture of this Lease; or

(d)	the Tenant (being a body corporate) ceasing to exist (whether or not capable of being reconstituted or reinstated).

20.7.2	If a Relevant Event occurs the Guarantor agrees at the request of the Landlord made within 6 months following the Landlord having notice of the Relevant Event, to take a new lease of the Premises from the Landlord.

20.7.3	Such new lease shall:

(a)	be for a term commencing on the date of the Relevant Event and be equal to the unexpired residue of the term of years granted by this Lease (or the residue which would be unexpired but for the Relevant Event) as at the date of the Relevant Event;

(b)	reserve a rent equal to the Rent reserved by this Lease immediately before the Relevant Event and otherwise be on the same terms as this Lease (other than this clause); and

(c)	take effect from the date of the Relevant Event.

20.7.4	The new lease will take effect subject to this Lease if and to the extent that it is still subsisting and subject to any underlease or other interest created or permitted by the Tenant.

20.7.5	The Guarantor shall pay the Landlord’s costs (on an indemnity basis) in connection with the grant of such new lease and shall execute deliver it to the Landlord.

20.7.6	The new lease shall include an agreement between the Landlord and the Guarantor to exclude the provisions of Sections 24 to 28 of the Landlord and Tenant Act 1954 from the tenancy to be created by the new lease and all relevant notices under the Landlord and Tenant Act 1954 part II (Notices) Regulations 2004 shall be given.

20.7.7	If the Landlord does not require the Guarantor to take a new lease of the Premises, the Guarantor shall nevertheless pay on demand to the Landlord a sum equal to the Rent and other sums due under this Lease which would have been payable but for the Relevant Event in respect of the period from the date of the Relevant Event until 12 months after it or, if sooner the date the Premises are re-let.

20.8	Supplementary provisions

20.8.1	In this clause 20 a reference to this clause is a reference to the whole of this clause 20.

20.8.2	This guarantee and indemnity is in addition to any other security or any other right or remedy held by or available to the Landlord from time to time.

20.8.3	As and when called upon to do so by either the Landlord or the Tenant, the Guarantor shall enter into any Supplemental Document (by deed if required) for the purpose of consenting to the Tenant entering into such Supplemental Document and confirming that subject only to section 18(3) of the Landlord and Tenant (Covenants) Act 1995 (Effect of variations on guarantors) all the obligations of the Guarantor will remain in full force and effect in respect of this Lease.

20.8.4	The Guarantor agrees to pay to the Landlord on demand, and on an indemnity basis, all legal and other costs and charges which may be payable by the Landlord in relation to the enforcement of the Guarantor’s obligations in this clause.

20.8.5	The Guarantor agrees to pay interest on each amount demanded of it under this clause, at the Interest Rate until payment (both before and after any judgment), except that where the sum demanded from the Guarantor is interest due from the Tenant at that rate and is paid by the Guarantor immediately on demand, the Guarantor will not be liable to pay further interest on that sum.

20.8.6	Each of the provisions of this clause is distinct and severable from the others, and if at any time one or more such provisions is or becomes illegal, invalid or unenforceable (either wholly or to any extent), the validity, legality and enforceability of the remaining provisions (or the same provision to any other extent) will not be affected or impaired.

20.8.7	The rights of the Landlord under this clause will ensure for the benefit of the Landlord and its successors in title without any need for any express assignment of them.

21.	TENANT’S OPTION TO BREAK

If the Tenant wishes to determine this Lease on 1 March 2010 or 1 March 2012 and shall give to the Landlord not less than six (6) months’ prior written notice and shall up to the time of such determination pay the rents reserved by this Lease then, upon expiry of such notice, the Term shall immediately cease and determine but without prejudice to the respective rights of either party in respect of any antecedent claim or breach.

IN WITNESS of which this deed has been duly executed and is delivered on the date written at the beginning of this deed.

Executed as a Deed by LORDBAY	)
INVESTMENTS LIMITED acting	)
by:-)

Director	/s/ Illegible

Director/Secretary	/s/ Illegible